UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
-------------------------

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 1, 2008
(Date of earliest event reported)

vFINANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11454	58-1974423
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

3010 North Military Trail
Suite 300
Boca Raton, Florida 33431
(Address of Principal Executive Offices)

(561) 981-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Change in Control of Registrant.

On July 1, 2008, vFinance, Inc. (“vFinance”) and National Holdings Corporation (“National”) completed the merger of vFin Acquisition Corporation, a wholly-owned subsidiary of National (“Merger Sub”), with vFinance. Pursuant to the Agreement and Plan of Merger dated as of November 7, 2008, as amended (the “Merger Agreement”), by and among National, Merger Sub and vFinance, Merger Sub was merged with and into vFinance at 12:01 a.m. on July 1, 2008 (the “Effective Time”) with vFinance continuing as the surviving corporation and a wholly-owned subsidiary of National. Under the terms of the Merger Agreement, at the Effective Time, each of the approximately 55,635,066 shares of vFinance common stock issued and outstanding immediately prior to the Effective Time was exchanged for 0.14 shares of National common stock, or a total of approximately 7,788,910 shares of National common stock. The closing price of National common stock, as quoted on the Over-the-Counter Bulletin Board, on June 30, 2008 was $1.75 per share.

Each option and warrant to purchase shares of vFinance common stock outstanding immediately prior to the Effective Time was converted into an option or warrant, as applicable, to acquire the number of shares of the National common stock determined by multiplying (i) the number of shares of vFinance common stock underlying the vFinance stock option or warrant immediately prior to the Effective Time by (ii) 0.14, at a price per share of National common stock equal to (i) the exercise price per share of each stock option or warrant otherwise purchasable pursuant to the vFinance stock option or warrant divided by (ii) 0.14.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Effective Time, the principal office of vFinance was relocated to New York City, New York. Accordingly, pursuant to the terms of Leonard J. Sokolow’s employment agreement with vFinance dated November 16, 2004, as amended, Mr. Sokolow received a lump sum cash payment of $1,150,000 at the Effective Time. As of the Effective Time, Mr. Sokolow and vFinance entered into an employment termination agreement (“Termination Agreement”). The following description of the Termination Agreement is qualified in its entirety by reference to the full text of the Termination Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Pursuant to the Termination Agreement, Mr. Sokolow’s employment agreement with vFinance terminated, Mr. Sokolow waived the acceleration of vesting of his unvested stock options to purchase shares of vFinance common stock (as provided in his employment agreement with vFinance) and he received a lump sum cash payment of $1,150,000 as required under the terms of his employment agreement with vFinance. However, if: (i) Mr. Sokolow’s employment is terminated by National with cause or (ii) Mr. Sokolow voluntarily resigns his employment with National, all stock options Mr. Sokolow received in exchange for his vFinance stock options pursuant to the terms of the Merger Agreement will become 100% vested and will remain exercisable by Mr. Sokolow or his beneficiaries for a period of nine months from the date of such event; provided, however, such period of nine months will not exceed the earlier of the latest date upon which such options could have expired by the original terms under the circumstances or the tenth anniversary of the original date of the grant of the options.

Pursuant to the terms of the Termination Agreement, if any payments made to Mr. Sokolow, including the acceleration of the vesting of his National stock options, will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, vFinance has agreed to pay Mr. Sokolow an additional amount such that the net amount retained by him, after deduction of any tax on such payment, will equal the payments received by Mr. Sokolow under the Termination Agreement.

Item 9.01.	Financial Statements And Exhibits.

(d)	Exhibits.

10.1	Employment Termination Agreement dated July 1, 2008 by vFinance, Inc. and Leonard J. Sokolow.

99.1	Press release issued by vFinance, Inc. on July 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

vFINANCE, INC.

By:	/s/ Alan B. Levin
Name: Alan B. Levin
Title: Chief Financial Officer
Date: July 1, 2008

Exhibit Index

Exhibit No.	Description

10.1	Employment Termination Agreement dated July 1, 2008 by vFinance, Inc. and Leonard J. Sokolow.

99.1	Press release issued by vFinance, Inc. on July 1, 2008.